Exhibit 99.1

Contacts:	Tom Armitage (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q1 2020 Results

•	Net revenues increased 2.6% driven by Organic Net Revenue[1] growth of 6.4% partially offset by unfavorable currency impacts
•	Diluted EPS was $0.52, down 17.5% due to unrealized losses in mark-to-market impact from currency and commodities derivatives; Adjusted EPS[1] was $0.69, up 10.8% on a constant-currency basis
•	Cash provided by operating activities was $284 million; Free Cash Flow[1] was $70 million
•	Return of capital to shareholders was $1.1 billion
•	Long-term fundamentals and strategy remain intact; full-year 2020 outlook withdrawn due to uncertainty around the impact of COVID-19 on financial and operating results

CHICAGO, Ill. – April 28, 2020 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its first quarter 2020 results.

“We had a strong first quarter, with record market share gains and executed very well in challenging circumstances, thanks to the dedication and commitment of our colleagues, especially those on the front line, who are working tirelessly to provide food to consumers around the world,” said Dirk Van de Put, Chairman and Chief Executive Officer. “In the last month of the quarter, we saw a significant increase in consumer demand for our snacks in developed markets, particularly in North America, which more than offset a more challenging environment in several emerging markets.

“Our priority at this time is to protect our colleagues and maintain business continuity in service of our customers and consumers around the world. We remain confident that with our dedicated people, our portfolio of trusted global and taste-of-the-nation local brands, our strong balance sheet, access to significant liquidity and our clear strategic priorities, we have everything we need to manage through this pandemic and emerge stronger on the other side.”

Our priorities are clear in a volatile, COVID-19 environment

During this global crisis, our priorities are clear and informed by our values. Our first priority is to protect and support the safety and well-being of our employees. We have introduced strict health and safety protocols across our facilities and are providing enhanced benefits for front-line employees. We are supporting community partners advancing critical food stability and emergency relief efforts across the world with both cash donations and products. We have donated $20 million to date.

After colleagues and communities, our next priority is supply chain continuity, so we are focusing on the most important products for retailers and consumers to maintain good service levels. Through this uncertain time, we are exercising cost discipline and protecting cash by reducing non-critical spending. We have expanded our credit facilities and suspended our share repurchase program at this time.

We are intent on emerging from this crisis even stronger than before. We are accelerating a number of strategic initiatives and continuing to invest in our brands and capabilities to remain the preferred choice of our customers and consumers.

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q1 2020	% Chg vs PY	Q1 2020	Vol/Mix	Pricing
Quarter 1
Latin America	$726	(9.3)%	7.0%	(1.9)pp	8.9	pp
Asia, Middle East & Africa	1,502	(2.5)	2.2	0.9pp	1.3
Europe	2,584	1.3	4.3	3.9pp	0.4
North America	1,895	15.1	13.4	12.2pp	1.2

Mondelēz International	$6,707	2.6%	6.4%	4.6pp	1.8	pp

Emerging Markets	$2,417	(3.4)%	4.5%	0.4pp	4.1	pp
Developed Markets	$4,290	6.3%	7.6%	7.2pp	0.4	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q1 2020	vs PY (Rpt Fx)		Q1 2020	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 1
Gross Profit	$2,451	(5.5)%		$2,656	2.5%		5.8%
Gross Profit Margin	36.5%	(3.2	)pp	39.6%	(0.2	)pp

Operating Income	$856	(17.4)%		$1,106	1.5%		5.7%
Operating Income Margin	12.8%	(3.0	)pp	16.5%	(0.3	)pp

Net Earnings[2]	$753	(17.6)%		$993	4.7%		9.2%
Diluted EPS	$0.52	(17.5)%		$0.69	6.2%		10.8%

First Quarter Commentary

•

Net revenues increased 2.6 percent driven by Organic Net Revenue growth of 6.4% offset by unfavorable currency impacts. As a result of COVID-19, growth rates accelerated in developed markets and slowed in emerging markets versus Q4 2019. Volume/mix was the largest driver of growth, while pricing contributed to growth at approximately the same level as the prior quarter.

•

Gross profit decreased $142 million and margin declined 320 basis points to 36.5 percent, due to mark-to-market losses from derivatives. Adjusted Gross Profit[1] increased $151 million at constant currency while Adjusted Growth Profit margin decreased 20 basis points to 39.6 percent primarily due to higher raw material costs in part due to unfavorable currency movements, and disruption caused by COVID-19.

•

Operating income decreased $180 million and margin was 12.8 percent, down 300 basis points primarily due to mark-to-market losses from currency and commodities derivatives. Adjusted Operating Income[1] increased $62 million at constant currency, and margin decreased 30 basis points to 16.5 percent driven primarily by the decline in Adjusted Gross Profit margin and higher marketing expenses, partially offset by pricing and overhead costs leverage.

•	Diluted EPS was $0.52, down 17.5%, primarily due to mark-to-market losses from derivatives and losses related to interest rate swaps.

•

Adjusted EPS was $0.69, up 10.8% versus prior year on a constant-currency basis driven by operating gains as well as higher JV income, share repurchases, lower taxes and higher benefit plan non-service income.

•

Capital Return: The company returned approximately $1.1 billion to shareholders in common stock repurchases and cash dividends. The company suspended its share repurchase program in March, providing flexibility and prioritizing cash and liquidity while managing the COVID-19 situation and response.

2020 Outlook

Due to the COVID-19 pandemic, visibility is limited at this time in a number of markets, so the company is temporarily withdrawing its full-year outlook. The company strategy and long-term algorithm remain unchanged.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in over 150 countries around the world. With 2019 net revenues of approximately $26 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Earnings attributable to Mondelēz International.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the impact of the recent outbreak of COVID-19 on the company; confidence in the company’s strategic priorities and ability to manage through the COVID-19 pandemic; share repurchases; and the company’s long-term algorithm. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, and many of these risks and uncertainties are currently amplified by and may continue to be amplified by the COVID-19 outbreak. Important factors that could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements include, but are not limited to, uncertainty about the magnitude, duration, geographic reach, impact on the global economy and related current and potential travel restrictions of the COVID-19 outbreak; the current, and uncertain future, impact of the COVID-19 outbreak on the company’s business, growth, reputation, prospects, financial condition, operating results (including components of the company’s financial results), cash flows and liquidity; risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; global or regional health pandemics or epidemics, including COVID-19; competition; protection of the company’s reputation and brand image; the company’s ability to innovate and differentiate its products; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; management of the company’s workforce; consolidation of retail customers and competition with retailer and other economy brands; changes in the company’s relationships with suppliers or customers; legal, regulatory, tax or benefit law changes, claims or actions; the impact of climate change on the company’s supply chain and operations; strategic transactions; significant changes in valuation factors that may adversely affect the company’s impairment testing of goodwill and intangible assets; perceived or actual product quality issues or product recalls; failure to maintain effective internal control over financial reporting; volatility of and access to capital or other markets; pension costs; the expected discontinuance of London Interbank Offered Rates and transition to any other interest rate benchmark; and the company’s ability to protect its intellectual property and intangible assets. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its Current Reports on Form 8-K, including the Current Report on Form 8-K filed on April 7, 2020. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Net revenues	$6,707	$6,538

Cost of sales	4,256	3,945

Gross profit	2,451	2,593
Gross profit margin	36.5%	39.7%

Selling, general and administrative expenses	1,537	1,493

Asset impairment and exit costs	15	20

Amortization of intangibles	43	44

Operating income	856	1,036
Operating income margin	12.8%	15.8%

Benefit plan non-service income	(33)	(17)

Interest and other expense, net	190	80

Earnings before income taxes	699	973

Provision for income taxes	(148)	(189)
Effective tax rate	21.2%	19.4%
Gains on equity method investment transactions	71	23
Equity method investment net earnings	138	113

Net earnings	760	920

Noncontrolling interest earnings	(7)	(6)

Net earnings attributable to Mondelēz International	$753	$914

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.53	$0.63

Diluted earnings per share attributable to Mondelēz International	$0.52	$0.63

Average shares outstanding:
Basic	1,434	1,449
Diluted	1,445	1,461

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$1,925	$1,291
Trade receivables	2,628	2,212
Other receivables	670	715
Inventories, net	2,441	2,546
Other current assets	1,404	866

Total current assets	9,068	7,630

Property, plant and equipment, net	8,054	8,733
Operating lease right of use assets	590	568
Goodwill	20,216	20,848
Intangible assets, net	17,271	17,957
Prepaid pension assets	537	516
Deferred income taxes	708	726
Equity method investments	6,887	7,212
Other assets	267	359

TOTAL ASSETS	$63,598	$64,549

LIABILITIES
Short-term borrowings	$4,764	$2,638
Current portion of long-term debt	1,672	1,581
Accounts payable	5,554	5,853
Accrued marketing	1,848	1,836
Accrued employment costs	573	769
Other current liabilities	2,593	2,645

Total current liabilities	17,004	15,322
Long-term debt	13,354	14,207
Long-term operating lease liabilities	433	403
Deferred income taxes	3,308	3,338
Accrued pension costs	1,110	1,190
Accrued postretirement health care costs	376	387
Other liabilities	2,261	2,351

TOTAL LIABILITIES	37,846	37,198
EQUITY
Common Stock	—	—
Additional paid-in capital	31,990	32,019
Retained earnings	26,961	26,653
Accumulated other comprehensive losses	(11,625)	(10,258)
Treasury stock	(21,652)	(21,139)

Total Mondelēz International Shareholders’ Equity	25,674	27,275
Noncontrolling interest	78	76

TOTAL EQUITY	25,752	27,351

TOTAL LIABILITIES AND EQUITY	$63,598	$64,549

	March 31, 2020	December 31, 2019	Incr/ (Decr)
Short-term borrowings	$4,764	$2,638	$2,126
Current portion of long-term debt	1,672	1,581	91
Long-term debt	13,354	14,207	(853)

Total Debt	19,790	18,426	1,364
Cash and cash equivalents	1,925	1,291	634

Net Debt (1)	$17,865	$17,135	$730

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$760	$920
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	256	258
Stock-based compensation expense	28	32
Deferred income tax (benefit)/provision	(26)	2
Asset impairments and accelerated depreciation	—	5
Gains on equity method investment transactions	(71)	(23)
Equity method investment net earnings	(138)	(113)
Distributions from equity method investments	165	160
Other non-cash items, net	126	16
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(610)	(570)
Inventories, net	(48)	(36)
Accounts payable	206	(139)
Other current assets	(217)	47
Other current liabilities	(71)	(45)
Change in pension and postretirement assets and liabilities, net	(76)	(49)

Net cash provided by/(used in) operating activities	284	465

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(214)	(265)
Proceeds from divestitures including equity method investments	185	—
Other	(26)	42

Net cash provided by/(used in) investing activities	(55)	(223)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	157	610
Repayments of commercial paper, maturities greater than 90 days	(497)	(1,549)
Net issuances/(repayments) of other short-term borrowings	2,477	1,815
Long-term debt proceeds	—	597
Long-term debt repayments	(670)	(403)
Repurchases of Common Stock	(720)	(646)
Dividends paid	(409)	(380)
Other	117	157

Net cash provided by/(used in) financing activities	455	201

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(60)	(1)

Cash, Cash Equivalents and Restricted Cash
Increase/(decrease)	624	442
Balance at beginning of period	1,328	1,100

Balance at end of period	$1,952	$1,542

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; mark-to-market impacts from commodity and forecasted currency transaction derivative contracts; and incremental expenses related to the 2017 malware incident. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses and related divestiture, acquisition and integration costs; remeasurement of net monetary position; impacts from resolution of tax matters; CEO transition remuneration; Swiss tax reform impacts; and impact from pension participation changes. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on equity method investment transactions; net earnings from divestitures; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; and U.S. and Swiss tax reform impacts. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months ended March 31, 2020 and March 31, 2019. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results in the three months ended March 31, 2020 and March 31, 2019.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on Divestitures

Divestitures include completed sales of businesses and exits of major product lines upon completion of a sale or licensing agreement.

•

On May 28, 2019, the company completed the sale of most of its cheese business in the Middle East and Africa to Arla Foods of Denmark and recorded a pre-tax gain of $44 million on the sale. During the three months ended March 31, 2019, the company reversed $1 million of divestiture-related expenses accrued in the fourth quarter of 2018 that were no longer required.

Acquisitions, Acquisition-related costs and Acquisition integration costs

On April 1, 2020, the company acquired a significant majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owners of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. During the first quarter of 2020, the company incurred $5 million of acquisition-related costs.

On July 16, 2019, the company acquired a majority interest in a U.S. refrigerated nutrition bar company, Perfect Snacks, within its North America segment. The acquisition added incremental net revenues of $32 million in the three months ended March 31, 2020.

On June 7, 2018, the company acquired a U.S. premium biscuit company, Tate’s Bake Shop, within its North America segment and extended its premium biscuit offerings. The company incurred acquisition-integration costs of $1 million in the three months ended March 31, 2020.

Simplify to Grow Program

The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $15 million in the three months ended March 31, 2020 and $20 million in the three months ended March 31, 2019 within asset impairment and exit costs and benefit plan non-service income. These charges were for non-cash asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $43 million in the three months ended March 31, 2020 and $50 million in the three months ended March 31, 2019.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. The company recorded net unrealized losses on commodity and forecasted currency transaction derivatives of $184 million in the three months ended March 31, 2020 and recorded net unrealized gains of $16 million in the three months ended March 31, 2019.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinian subsidiaries and changed their functional currency from the Argentinian peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinian peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. Within selling, general and administrative expenses, the company recorded a remeasurement loss of $2 million in the three months ended March 31, 2020, as well as a remeasurement loss of $2 million in the three months ended March 31, 2019 related to the revaluation of the Argentinian peso denominated net monetary position over these periods.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment from the Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. The company recorded $3 million of accreted interest in the three months ended March 31, 2020. As of March 31, 2020, the remaining discounted withdrawal liability was $387 million, with $14 million recorded in other current liabilities and $373 million recorded in long-term other liabilities.

CEO transition remuneration

On November 20, 2017, Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International. In order to incent Mr. Van de Put to join the company, the company provided him compensation to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. In connection with Irene Rosenfeld’s retirement, the company made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and paid $0.5 million salary for her service as Chairman from January through March 2018. The company refers to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.”

The company is excluding amounts it expenses as CEO transition remuneration from its non-GAAP results because those amounts are not part of the company’s regular compensation program and are incremental to amounts the company would have incurred as ongoing CEO compensation. As a result, in 2017, the company excluded amounts expensed for the cash payment to Mr. Van de Put and partial vesting of his equity grants. In 2018, the company excluded amounts paid for Ms. Rosenfeld’s service as Chairman and partial vesting of Mr. Van de Put’s and Ms. Rosenfeld’s equity grants. In 2019, the company excluded amounts related to the partial vesting of Mr. Van de Put’s equity grants. During the first quarter of 2020, Mr. Van de Put’s equity grants became fully vested.

Gains/losses related to interest rate swaps

Within interest and other expense, net, the company recognized an after-tax loss of $79 million ($103 million pre-tax) in the three months ended March 31, 2020, related to certain forward-starting interest rate swaps for which the planned timing and currency of the related forecasted debt was changed.

Gains and losses on equity method investment transactions

On July 9, 2018, Keurig Green Mountain, Inc. (“Keurig”) closed on its definitive merger agreement with Dr Pepper Snapple Group, Inc., and formed Keurig Dr Pepper Inc. (NYSE: “KDP”), a publicly traded company. Following the close of the transaction, the company’s 24.2% investment in Keurig together with its shareholder loan receivable became a 13.8% investment in KDP. During 2018, the company recorded a net pre-tax gain of $778 million (or $586 million after-tax gain).

In connection with this transaction, the company changed its accounting principle during the third quarter of 2018 to reflect its share of Keurig’s historical and KDP’s ongoing earnings on a one-quarter lag basis while the company continues to record dividends when cash is received. The company determined a lag was preferable as it enables the company to continue to report its quarterly and annual results on a timely basis and to record its share of KDP’s ongoing results once KDP has publicly reported its results. The change was retrospectively applied to all prior periods presented.

During the first quarter of 2019, the company recognized a pre-tax gain of $23 million (or $18 million after-tax) related to the impact of a KDP acquisition that decreased the company’s ownership interest from 13.8% to 13.6%.

On March 4, 2020, the company participated in a secondary offering of KDP shares and sold approximately 6.8 million shares, which reduced its ownership interest by 0.5% to 13.1% of the total outstanding shares. The company received $185 million of proceeds and recorded a pre-tax gain of $71 million (or $54 million after-tax) during the three months ended March 31, 2020.

Equity method investee acquisition-related or other charges/benefits, net

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ unusual or infrequent items, such as acquisition and divestiture-related costs, restructuring program costs and discrete U.S. tax reform impacts.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA	Europe	North America	Mondelēz International
For the Three Months Ended March 31, 2020
Reported (GAAP)	$726		$1,502	$2,584	$1,895	$6,707
Acquisitions	—		—	—	(32)	(32)
Currency	130		39	77	3	249

Organic (Non-GAAP)	$856		$1,541	$2,661	$1,866	$6,924

For the Three Months Ended March 31, 2019
Reported (GAAP)	$800		$1,541	$2,551	$1,646	$6,538
Divestitures	—		(33)	—	—	(33)

Organic (Non-GAAP)	$800		$1,508	$2,551	$1,646	$6,505

% Change
Reported (GAAP)	(9.3)%		(2.5)%	1.3%	15.1%	2.6%
Divestitures	— pp		2.1 pp	— pp	— pp	0.5 pp
Acquisitions	—		—	—	(1.9)	(0.5)
Currency	16.3		2.6	3.0	0.2	3.8

Organic (Non-GAAP)	7.0%		2.2%	4.3%	13.4%	6.4%

Vol/Mix	(1.9	)pp	0.9 pp	3.9 pp	12.2 pp	4.6 pp
Pricing	8.9		1.3	0.4	1.2	1.8

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets	Developed Markets	Mondelēz International
For the Three Months Ended March 31, 2020
Reported (GAAP)	$2,417	$4,290	$6,707
Acquisitions	—	(32)	(32)
Currency	164	85	249

Organic (Non-GAAP)	$2,581	$4,343	$6,924

For the Three Months Ended March 31, 2019
Reported (GAAP)	$2,502	$4,036	$6,538
Divestitures	(33)	—	(33)

Organic (Non-GAAP)	$2,469	$4,036	$6,505

% Change
Reported (GAAP)	(3.4)%	6.3%	2.6%
Divestitures	1.3 pp	— pp	0.5 pp
Acquisitions	—	(0.8)	(0.5)
Currency	6.6	2.1	3.8

Organic (Non-GAAP)	4.5%	7.6%	6.4%

Vol/Mix	0.4 pp	7.2 pp	4.6 pp
Pricing	4.1	0.4	1.8

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31, 2020
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,707	$2,451	36.5%	$856	12.8%
Simplify to Grow Program	—	19		58
Mark-to-market (gains)/losses from derivatives	—	186		185
Acquisition-related costs	—	—		5
Remeasurement of net monetary position	—	—		2

Adjusted (Non-GAAP)	$6,707	$2,656	39.6%	$1,106	16.5%

Currency		86		46

Adjusted @ Constant FX (Non-GAAP)		$2,742		$1,152

	For the Three Months Ended March 31, 2019
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,538	$2,593	39.7%	$1,036	15.8%
Simplify to Grow Program	—	21		70
Mark-to-market (gains)/losses from derivatives	—	(17)		(16)
Divestiture-related costs	—	—		(1)
Operating income from divestitures	(33)	(6)		(4)
Remeasurement of net monetary position	—	—		2
CEO transition remuneration	—	—		3

Adjusted (Non-GAAP)	$6,505	$2,591	39.8%	$1,090	16.8%

	Gross Profit	Operating Income
$ Change - Reported (GAAP)	$(142)	$(180)
$ Change - Adjusted (Non-GAAP)	65	16
$ Change - Adjusted @ Constant FX (Non-GAAP)	151	62

% Change - Reported (GAAP)	(5.5)%	(17.4)%
% Change - Adjusted (Non-GAAP)	2.5%	1.5%
% Change - Adjusted @ Constant FX (Non-GAAP)	5.8%	5.7%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended March 31, 2020
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transaction	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$856	$(33)	$190	$699	$148	21.2%	$(71)	$(138)	$7	$753	$0.52
Simplify to Grow Program	58	—	—	58	13		—	—	—	45	0.03
Mark-to-market (gains)/losses from derivatives	185	—	1	184	32		—	—	—	152	0.11
Acquisition-related costs	5	—	—	5	1		—	—	—	4	—
Remeasurement of net monetary position	2	—	—	2	—		—	—	—	2	—
Impact from pension participation changes	—	—	(3)	3	1		—	—	—	2	—
Loss related to interest rate swaps	—	—	(103)	103	24		—	—	—	79	0.06
Gain on equity method investment transaction	—	—	—	—	(17)		71	—	—	(54)	(0.04)
Equity method investee acquisition-related or other charges/benefits, net	—	—	—	—	1		—	(11)	—	10	0.01

Adjusted (Non-GAAP)	$1,106	$(33)	$85	$1,054	$203	19.3%	$—	$(149)	$7	$993	$0.69

Currency										42	0.03

Adjusted @ Constant FX (Non-GAAP)										$1,035	$0.72

Diluted Average Shares Outstanding											1,445

	For the Three Months Ended March 31, 2019
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transaction	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,036	$(17)	$80	$973	$189	19.4%	$(23)	$(113)	$6	$914	$0.63
Simplify to Grow Program	70	—	—	70	19		—	—	—	51	0.03
Mark-to-market (gains)/losses from derivatives	(16)	—	—	(16)	(3)		—	—	—	(13)	(0.01)
Divestiture-related costs	(1)	—	—	(1)	—		—	—	—	(1)	—
Net earnings from divestitures	(4)	—	—	(4)	—		—	—	—	(4)	—
Remeasurement of net monetary position	2	—	—	2	—		—	—	—	2	—
CEO transition remuneration	3	—	—	3	—		—	—	—	3	—
U.S. tax reform discrete net tax expense	—	—	—	—	(1)		—	—	—	1	—
Gain on equity method investment transaction	—	—	—	—	(5)		23	—	—	(18)	(0.01)
Equity method investee acquisition-related or other charges/benefits, net	—	—	—	—	4		—	(17)	—	13	0.01

Adjusted (Non-GAAP)	$1,090	$(17)	$80	$1,027	$203	19.8%	$—	$(130)	$6	$948	$0.65

Diluted Average Shares Outstanding											1,461

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.52	$0.63	$(0.11)	(17.5)%
Simplify to Grow Program	0.03	0.03	—
Mark-to-market (gains)/losses from derivatives	0.11	(0.01)	0.12
Loss related to interest rate swaps	0.06	—	0.06
Gains on equity method investment transactions	(0.04)	(0.01)	(0.03)
Equity method investee acquisition-related or other charges/benefits, net	0.01	0.01	—

Adjusted EPS (Non-GAAP)	$0.69	$0.65	$0.04	6.2%
Impact of unfavorable currency	0.03	—	0.03

Adjusted EPS @ Constant FX (Non-GAAP)	$0.72	$0.65	$0.07	10.8%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.03
Change in benefit plan non-service income			0.01
Change in interest and other expense, net			—
Increase in equity method investment net earnings			0.01
Change in income taxes			0.01
Change in shares outstanding			0.01

			$0.07

Schedule 8

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31, 2020
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$726		$1,502		$2,584		$1,895		$—	$—	$—	$—	$6,707
Divestitures	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$726		$1,502		$2,584		$1,895		$—	$—	$—	$—	$6,707

Operating Income
Reported (GAAP)	$78		$234		$472		$381		$(185)	$(76)	$(43)	$(5)	$856
Simplify to Grow Program	11		2		17		12		—	16	—	—	58
Mark-to-market (gains)/losses from derivatives	—		—		—		—		185	—	—	—	185
Acquisition integration costs	—		—		—		1		—	(1)	—	—	—
Acquisition-related costs	—		—		—		—		—	—	—	5	5
Remeasurement of net monetary position	2		—		—		—		—	—	—	—	2

Adjusted (Non-GAAP)	$91		$236		$489		$394		$—	$(61)	$(43)	$—	$1,106
Currency	20		6		17		1		—	4	(2)	—	46

Adjusted @ Constant FX (Non-GAAP)	$111		$242		$506		$395		$—	$(57)	$(45)	$—	$1,152

% Change - Reported (GAAP)	(20.4)%		(8.6)%		(5.6)%		19.4%		n/m	30.3%	2.3%	n/m	(17.4)%
% Change - Adjusted (Non-GAAP)	(20.9)%		(10.6)%		(4.3)%		19.8%		n/m	28.2%	2.3%	n/m	1.5%
% Change - Adjusted @ Constant FX (Non-GAAP)	(3.5)%		(8.3)%		(1.0)%		20.1%		n/m	32.9%	(2.3)%	n/m	5.7%

Operating Income Margin
Reported %	10.7%		15.6%		18.3%		20.1%						12.8%
Reported pp change	(1.6	)pp	(1.0	)pp	(1.3	)pp	0.7	pp					(3.0	)pp
Adjusted %	12.5%		15.7%		18.9%		20.8%						16.5%
Adjusted pp change	(1.9	)pp	(1.8	)pp	(1.1	)pp	0.8	pp					(0.3	)pp

	For the Three Months Ended March 31, 2019
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$800	$1,541	$2,551	$1,646	$—	$—	$—	$—	$6,538
Divestitures	—	(33)	—	—	—	—	—	—	(33)

Adjusted (Non-GAAP)	$800	$1,508	$2,551	$1,646	$—	$—	$—	$—	$6,505

Operating Income
Reported (GAAP)	$98	$256	$500	$319	$16	$(109)	$(44)	$—	$1,036
Simplify to Grow Program	15	13	11	10	—	21	—	—	70
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(16)	—	—	—	(16)
Divestiture-related costs	—	(1)	—	—	—	—	—	—	(1)
Operating income from divestitures	—	(4)	—	—	—	—	—	—	(4)
Remeasurement of net monetary position	2	—	—	—	—	—	—	—	2
CEO transition remuneration	—	—	—	—	—	3	—	—	3

Adjusted (Non-GAAP)	$115	$264	$511	$329	$—	$(85)	$(44)	$—	$1,090

Operating Income Margin
Reported %	12.3%	16.6%	19.6%	19.4%					15.8%
Adjusted %	14.4%	17.5%	20.0%	20.0%					16.8%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019	$ Change
Net Cash Provided by Operating Activities (GAAP)	$284	$465	$(181)
Capital Expenditures	(214)	(265)	51

Free Cash Flow (Non-GAAP)	$70	$200	$(130)